Exhibit 99.1

Contacts:	Investor Relations

Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer Group, LLC	Rx Communications
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren

Vice President, Chief Financial Officer

(510) 661-1802

amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL ANNOUNCES EXTENSION OF NASDAQ LISTING

Company announces six-month extension of Nasdaq listing and

satisfaction of earlier Nasdaq continued listing requirement

FREMONT, Calif., November 29, 2005 – Curon Medical, Inc. (Nasdaq: CURN) today announced that on November 22, 2005, it received notification from Nasdaq of a six month extension of its Nasdaq listing. By May 11, 2006, the company will have to maintain a closing bid price of at least $1.00 for a minimum of 10 consecutive trading days to avoid delisting. At its 2005 Annual Stockholders’ Meeting, the company received approval to implement up to a one-for-four reverse stock split, which the company maintains as an option for establishing compliance with the Nasdaq listing requirement.

Alistair McLaren, Vice President and Chief Financial Officer of Curon Medical, said, “We are pleased to have received this extension from Nasdaq as it affords our stockholders continued access to our shares on the Nasdaq market.”

The Company also announced that with the filing of its third quarter 2005 Form 10-Q on November 10, 2005, it had satisfied the remaining requirement from Nasdaq’s October 2004 continued listing determination that it file its periodic SEC reports in a timely manner for at least 12 consecutive months.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com